Exhibit 3.12

State of Delaware Secretary of State Division of Corporations Delivered 02:30 PM 09/12/2003 FILED 02:17 PM 09/12/2003 SRV 030589576 – 3703232 FILE

CERTIFICATE OF FORMATION

OF

EXOPACK-THOMASVILLE, LLC

A Delaware Limited Liability Company

1. The name of the limited liability company is Exopack-Thomasville, LLC (the “Company”).

2. The address of the registered office of the Company and the name of the registered agent for service of process of the Company at such address are The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. The Company shall have perpetual existence.

4. This Certificate of Formation shall be effective as of the filing of the Certificate of Formation with the Secretary of State of the State of Delaware and shall continue in existence perpetually unless its existence it sooner terminated pursuant to the Limited Liability Company Agreement of Exopack-Thomasville, LLC.

5. It is intended that, in accordance with Treasury Regulations Section 301.7701-3(b)(1)(iii) (or any successor provisions) and corresponding provisions of applicable state laws, the Company be disregarded as an entity separate from its sole member for all income and franchise tax purposes.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Formation 12th day of September, 2003.

By:	/s/ Madhu D. Purewal
Madhu D. Purewal, Authorized Person